China Shenghuo Reports Unaudited Financial Results
For the Second Quarter of 2009

KUNMING, China, August 14, 2009 -- China Shenghuo Pharmaceutical Holdings, Inc. (NYSE Amex Equities: KUN) (“China Shenghuo” or the “Company”), which is engaged in the research, development, manufacture, and marketing of pharmaceutical, nutritional supplement and cosmetic products in the People’s Republic of China (“PRC”), today reported unaudited financial results for the second quarter ended June 30, 2009.

Second Quarter 2009 Financial Highlights

  Total revenues decreased 5.37% year-over-year to $8.13 million

  Gross margin rose to 70.55% from 65.22% in the same period of 2008

  Net cash provided by operations was $981,447 compared with negative cash flow of $ 556,090 for the six months ended June 30, 2009 and 2008, respectively.

Mr. Gui Hua Lan, Chief Executive Officer of China Shenghuo, commented, “Despite the revenues for the second quarter of 2009 decreasing 5.37% compared to the revenues for the same period in 2008, revenues increased 20.08% when compared to the revenues for the first quarter of 2009. Our flagship Xuesaitong Soft Capsule and the innovative 12 Ways cosmetics products continued to produce meaningful growth in a difficult market environment.”

Second Quarter 2009 Financial Results

Revenues for the second quarter of 2009 decreased 5.37% to $8.13 million compared to $8.59 million for the same period in 2008. The decrease in revenues was primarily due to the decrease of $0.4 million in the sales of other brands’ non-prescription pharmaceuticals, and approximately $0.03 million decrease in the sales of cosmetic products and export of our products, respectively.

Gross profit for the second quarter of 2009 increased 2.36% to $5.74 million over $5.6 million for the same period in 2008. Gross margin for the three months ended June 30, 2009 was 70.55%, compared with 65.22% for the same period in 2008. The increase in gross margin percentage was primarily due to the above-mentioned reduction of the sales of non-prescription pharmaceuticals of other brands.

Selling expenses for the second quarter of 2009 were $6.22 million compared with $4.04 million for the same period of 2008. The primary reason for the increase in selling expenses was the change in our marketing policy. Our main product has been sold to patients through hospitals, which customer relationships were cultivated by sales representatives. However, we believe it is in our long term interest to grow our operations through the over-the-counter (“OTC”) market, which we anticipate will produce higher profit margins, and have decided to begin developing the OTC market in 2009. Although we are focusing our operations on the OTC market, we have adopted a policy to absorb a significantly higher percentage of costs incurred by our sales representatives than in the past in order to foster their cooperation in developing the OTC market. The costs to be borne by us are being accrued in selling expenses.

Previously, the Company advanced selling expenses to the sales representatives to develop the market. Starting in 2009, due to the new policy, the Company accrues a fixed amount of selling expenses to the sales representatives for each sale. The Company reimburses the sales representatives their selling and marketing expenses when they submit the appropriate documentation to be reimbursed and their sales are collected. The accrued sales expenses are due within six months.

General and administrative expenses increased 15.00% to $3.12 million in the second quarter of 2009 compared with $2.71 million for the same period in 2008, primarily due to the increase of expense related to our status as a public company with its securities traded on a U.S. national exchange.

Loss from operations for the second quarter of 2009 was $3.61 million compared with operating loss of $1.22 million for the same period of 2008.

Net loss for the second quarter of 2009 was $3.78 million, or $ (0.19) per basic and diluted share. This compares to a net loss of $1.54 million, or $ (0.08) per basic and diluted share for the same period of 2008.

Balance Sheet

As of June 30, 2009, the Company’s total cash and cash equivalents amounted to $0.7 million as compared with $1.6 million as of December 31, 2008. Total shareholders’ equity amounted to $0.7 million as of June 30, 2009.

Drugs Pipeline

China Shenghuo has a number of drugs currently in phase II clinical trials with the State Food and Drug Administration (SFDA) for prescription use. The Company’s drug portfolio development strategy mainly focuses on three major markets – cardio- and cerebro-vascular diseases, peptic ulcer diseases and general health products. Below is the list of drugs and their anticipated SFDA approval timetable:

Drugs Name	Intended Use	Anticipated Approval Year
Levofloxacin Hydrochloride Soft Capsule	Antibiotic applications	2009
Brufen Soft Capsule	Fever and headache	2009
	caused by influenza, colds
	and acute pharyngitis
Dencichine Hemostat	Anti-hemorrhagic applications	2011
Wei Dingkang Soft Capsule	Peptic ulcer	2011

Business Update

Mr. Lan concluded, “Strong product-development capabilities, existing product pipelines and those products entering into clinical-research stages are helping to generate meaningful year-over-year top-line growth as we continue our efforts on expanding market share in the vast cardio- and cerebro-vascular market. On the other hand, we believe it is in our best-long term interest to grow our operations through the over-the-counter (“OTC”) market, which will produce higher profit margins. We will therefore begin developing the OTC market in 2009 and we can expect a further expansion of OTC market in the second half of this year since we have achieved remarkable results so far. In addition, our 12 Ways cosmetics products give us greater revenue diversification that we did not have before. We are building a solid foundation which will help us to increase profitability and increase shareholder value going forward.”

About China Shenghuo

Founded in 1995, China Shenghuo is a specialty pharmaceutical company that focuses on the research, development, manufacture and marketing of Sanchi-based medicinal and pharmaceutical, nutritional supplement and cosmetic products. Through its subsidiary, Kunming Shenghuo Pharmaceutical (Group) Co., Ltd., it owns thirty SFDA (State Food and Drug Administration) approved medicines, including the flagship product Xuesaitong Soft Capsules, which has already been listed in the Insurance Catalogue. At present, China Shenghuo incorporates a sales network of agencies and representatives throughout China, which markets Sanchi-based traditional Chinese medicine to hospitals and drug stores as prescription and OTC drugs primarily for the treatment of cardiovascular, cerebrovascular and peptic ulcer disease. The Company also exports medicinal products to Asian countries such as Indonesia, Singapore, Japan, Malaysia, and Thailand and to European countries such as the United Kingdom, Tajikstan, Russia and Kyrgyzstan. For more information, please visit http://www.shenghuo.com.cn.

Safe Harbor Statement

This press release may contain certain “forward-looking statements,” as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and the actual results and future events could differ materially from management’s current expectations. Such factors include, but are not limited to, risks of litigation and governmental or other regulatory proceedings arising out of or related to any of the matters described in recent press releases, including arising out of the restatement of the Company’s financial statements; the Company’s ability to refinance or repay loans received; the Company’s uncertain business condition; the Company’s continuing ability to satisfy any requirements which may be prescribed by the Exchange for continued listing on the Exchange; risks arising from potential weaknesses or deficiencies in the Company’s internal controls over financial reporting; the Company’s reliance on one supplier for Sanchi; the possible effect of adverse publicity on the Company’s business, including possible contract cancellation; the Company’s ability to develop and market new products; the Company’s ability to establish and maintain a strong brand; the Company’s continued ability to obtain and maintain all certificates, permits and licenses required to open and operate retail specialty counters to offer its cosmetic products and conduct business in China; protection of the Company’s intellectual property rights; market acceptance of the Company’s products; changes in the laws of the People’s Republic of China that affect the Company’s operations; cost to the Company of complying with current and future governmental regulations; the impact of any changes in governmental regulations on the Company’s operations; general economic conditions; and other factors detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

China Shenghuo Pharmaceutical Holdings, Inc.
Miss Shujuan Wang
Director of Securities Affairs Department
Email: wangshujuan@chinashenghuo.net

China Shenghuo Pharmaceutical Holdings, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
	2009	2008
ASSETS:
Current Assets:
Cash and cash equivalents	$717,134	$1,612,054
Accounts and notes receivable, less allowance for doubtful
accounts of $5,969,399and $4,834,745, respectively	10,144,096	9,108,703
Sales representative advances, less allowance for doubtful
accounts of $3,289,200 and $2,955,516, respectively	6,877,678	8,637,653
Advances to suppliers	554,828	446,168
Inventory, net of reserve for obsolescence of
$148,181 and $147,978, respectively	3,360,899	4,287,462
Other current assets	29,971	41,177
Total Current Assets	21,684,606	24,133,217
Property, plant and equipment, net of accumulated
depreciation of $5,714,934 and $5,341,933, respectively	7,534,993	7,581,664
Intangible assets, net of accumulated amortization of
$179,620 and $71,456, respectively	558,808	665,959
Long-term sales representative advances, less allowance for
doubtful accounts of $667,725 and $664,532, respectively	1,515,858	663,433
TOTAL ASSETS	$31,294,265	$33,044,273

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$1,702,841	$1,293,460
Accrued expenses	8,733,930	2,721,082
Deposits	5,259,457	5,550,502
Payable to related parties	39,666	148,575
Short-term notes payable	11,324,701	9,850,211
Advances from customers	813,879	222,609
Taxes and related payables	1,296,596	1,236,574
Current portion of long-term debt	1,460,963	3,245,685
Total Current Liabilities	30,632,033	24,268,698

Long-Term Debt	—	1,131,193
Total Liabilities	30,632,033	25,399,891
Stockholders’ Equity:
Common stock, $0.0001 par value, 100,000,000 shares
authorized, 19,679,400 and 19,679,400 outstanding, respectively	1,968	1,968
Additional paid-in capital	6,193,927	6,193,927
Statutory reserves	147,023	147,023
Retained deficit	(7,340,619)	(603,572)
Accumulated other comprehensive income, foreign currency
translation	1,659,933	1,656,812
Noncontrolling Interest	—	248,224
Total Stockholders’ Equity	662,232	7,644,382
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$31,294,265	$33,044,273

China Shenghuo Pharmaceutical Holdings, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)

	Three Months EndedJune 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Sale of Products	$8,130,333	$8,591,297	$14,900,859	$14,077,765
Cost of Products Sold	2,394,530	2,988,119	4,696,055	5,087,581
Gross Profit	5,735,803	5,603,178	10,204,804	8,990,184

Operating Expenses:
Selling expense	6,221,263	4,035,573	12,616,840	5,677,075
General and administrative
expense	3,120,299	2,714,259	4,166,741	5,181,837
Research and development
expense	6,640	70,213	13,921	189,189

Total Operating Expenses	9,348,202	6,820,045	16,797,502	11,048,101

Loss from Operations	(3,612,399)	(1,216,867)	(6,592,698)	(2,057,917)

Other Income (Expense):
Interest income	431	1,848	1,312	5,113
Income from research and
development activities	119,611	75,588	145,179	338,625
Interest expense	(268,324)	(435,114)	(520,014)	(691,196)
Non-operating expenses	(15,137)	(65,337)	(19,191)	(138,482)

Net Other (Expense)	(163,419)	(423,015)	(392,714)	(485,940)

Loss Before Income Taxes	(3,775,818)	(1,639,882)	(6,985,412)	(2,543,857)
Benefit from (provision for)
income taxes	—	2,163	—	(13)
Minority interest in loss of
subsidiaries	43	100,250	248,365	153,741
Net Loss	$(3,775,775)	$(1,537,469)	$(6,737,047)	$(2,390,129)
Foreign currency translation
adjustment	2,939	217,091	3,121	690,175
Comprehensive Loss	$(3,772,836)	$(1,320,378)	$(6,733,926)	$(1,700,056)

Loss Per Share
Basic	$(0.19)	$(0.08)	(0.34)	(0.12)
Diluted	$(0.19)	$(0.08)	(0.34)	(0.12)
Weighted-Average Shares
Outstanding
Basic	19,679,400	19,679,400	19,679,400	19,679,400
Diluted	19,679,400	19,679,400	19,679,400	19,679,400

China Shenghuo Pharmaceutical Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six months ended June 30,
	2009	2008

Cash Flows from Operating Activities:
Net loss	$(6,737,047)	$(2,390,129)
Adjustments to reconcile net loss to net cash provided by
operating activities:
Depreciation and amortization	473,840	429,102
Noncontrolling interest in loss of subsidiaries	(248,365)	(165,334)
Change in current assets and liabilities:

Allowance for doubtful accounts	1,460,256	1,962,910

Accounts and notes receivable	(2,212,347)	—
Sales representative advances	588,553	(134,786)
Advances to suppliers	(505,648)	30,685

Inventory	932,665	409,441
Other current assets	11,265	129,901
Accounts payable	805,273	642,217

Accrued expenses	6,001,346	(1,220,462)
Deposits	(298,736)	—
Advances from customers	652,055	2,362
Taxes and related payables	58,337	(251,997)

Net Cash Provided by (Used in) Operating Activities	981,447	(556,090)

Cash Flows from Investing Activities:
Capital expenditures	(308,654)	(137,079)
Receivable from related parties	—	87,223

Net Cash Used in Investing Activities	(308,654)	(49,856)

Cash Flows from Financing Activities:
Payable to related parties	(108,835)	(93,864)

Proceeds from short and long-term loans	3,653,246	5,655,605

Payments on short and long-term loans	(5,114,544)	(7,140,201)

Net Cash Used in Financing Activities	(1,570,133)	(1,578,460)
Effect of exchange rate changes on cash	2,420	128,340
Net Decrease in Cash and Cash Equivalents	(894,920)	(2,056,066)
Cash and Cash Equivalents at Beginning of Period	1,612,054	2,800,641

Cash and Cash Equivalents at End of Period	$717,134	$744,575

Supplemental Information
Cash paid for interest	$582,854	$691,196
Cash paid for income taxes	—	—